EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

GUARANTEED MINIMUM INCOME BENEFIT RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is [your Contract Date.]

I.	This Rider’s Guaranteed Minimum Income Benefit

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Income Benefit (GMIB) with this flexible premium deferred fixed and variable Annuity Contract. The purpose of this GMIB Rider is to provide security through a stream of periodic payments to you.

The GMIB is derived from a benefit base as described in Section II of this Rider. You must contribute or transfer amounts to the Protected Benefit Account to fund a GMIB Benefit Base and in order to receive benefits under this Rider. The GMIB Benefit Base is used solely to calculate the GMIB described in this Rider, and its charge, and does not provide a Cash Value or any minimum account value or any death benefit and cannot be withdrawn.

You may exercise GMIB within [30] days of a Contract Date Anniversary after you have met the waiting period requirements described in Sections II.D.8., III.B., and the Rider Specifications section, and begin to receive lifetime GMIB Payments as described in Section III of this Rider. An exception to the waiting period, described in Section III.C., will apply if the Cost of this Rider increases as described in Part V of this Rider and as a result, you decide to exercise GMIB prior to the expiration of the waiting period. This GMIB has a No Lapse Guarantee which is described in Section II.E. of this Rider. Prior to GMIB Exercise, you may take withdrawals up to your Annual Withdrawal Amount, or, if applicable, certain Required Minimum Distribution withdrawals taken through our Automatic RMD Withdrawal Service as described in Sections II.C. and II.D.7. below, without reducing your beginning of Contract Year GMIB Benefit Base.

Withdrawals from your Protected Benefit Account will cause an adjustment to your GMIB Benefit Base as described in Section II.D. of this Rider. The adjustment may be greater than the amount withdrawn.

Your GMIB Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Termination Provision of this Rider (Section VI).

[The terms and conditions of a spouse’s right to continue this Contract and Rider upon the death or divorce of the Owner of this Contract are described in the Endorsement Applicable to Contract Continuation and Its Effect on an Optional Benefit Rider.]

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II.	Operation of the Guaranteed Minimum Income Benefit

A.1.	Definitions Pertaining to the Annuity Account Value, Automatic Required Minimum Distribution (RMD) Withdrawal Service, GMIB Payout Factors, GMIB Payout Factor Floor, and Investment Options

(i)	“Annuity Account Value” as defined in Section 1.02 of your Contract means the sum of (i) your “Protected Benefit Account Value” (“PBAV”) and (ii) your “Investment Account Value” (“IAV”).

(ii)	Applicable to Traditional IRA or SEP IRA Contracts:

“Automatic Required Minimum Distribution (RMD) Withdrawal Service” means a service we offer to assist you in meeting the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply (the “RMD Rules”). RMD Rules are more fully described in the tax qualified endorsement applicable to your Contract.

(iii)	“GMIB Exercise” means the Transaction Date on which you exercise the GMIB as described in Section III of this Rider.

(iv)

“GMIB Payout Factor Floor” means the minimum guaranteed rate used to calculate the annual lifetime GMIB Payments for eligible ages, as described in Section III of this Rider. For eligible ages, the GMIB Payout Factor is compared to the GMIB Payout Factor Floor at the time of GMIB Exercise, and the annual lifetime GMIB Payments will be calculated using the greater of the two factors. The GMIB Payout Factor Floors are shown in the Rider Specifications section.

(v)

“GMIB Payout Factor” means the guaranteed rate used to calculate the annual lifetime GMIB Payments as described in Section III of this Rider. The GMIB Payout Factors are shown in the Rider Specifications section.

(vi)	“IA Investment Options” means the Variable Investment Options [and the Guaranteed Interest Option] available with this Rider and as shown in the Data Pages.

(vii)	“IAV” means the sum of amounts held for you in the Investment Account.

(viii)

“Investment Account” is the account which holds (i) the IA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated transfers to the IA Investment Options

(ix)	“Investment Options” as defined in Section 1.14 of your Contract means (i) the PBA Investment Options and (ii) the IA Investment Options defined above.

(x)

“Protected Benefit Account” (“PBA”) is the account which holds (i) the PBA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated for transfers to the PBA Investment Options.

(xi)	“PBAV” means the sum of the amounts held for you in the PBA.

(xii)	“PBA Investment Options” means the Variable Investment Options available with this GMIB Rider and as shown in the Data Pages.

A.2.	Definitions Pertaining to GMIB Rollup Period

(i)

“GMIB Rollup Period” means the duration the Annual Rollup Rate or Deferral Rollup Rate, whichever is applicable as further discussed below, is applied to the GMIB Benefit Base, resulting in an Annual Rollup Amount or a Deferral Rollup Amount. The GMIB Rollup Period applies through the earlier of (i) the date the “GMIB Maximum Rollup Period” ends and (ii) the Contract Date Anniversary following your [95th] birthday.

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For purposes of the GMIB Rollup Period, your [95th] birthday is determined as follows, depending on how your Contract’s ownership is titled:

(a)	for Non-Natural Owner Contracts, the Annuitant’s [95th] birthday.

(b)	For Joint Owner Contracts, the older Owner’s [95th] birthday,

(c)	For Non-Natural Contract with Joint Annuitants, the older Joint Annuitant’s [95th] birthday.

(ii)

“GMIB Maximum Rollup Period” means the duration measured from the PBA First Funding Date through the [20th] Contract Date Anniversary following the PBA First Funding Date. Subsequent Contributions or transfers to the PBA do not extend the GMIB Maximum Rollup Period for such transaction(s).

(iii)	“GMIB Rollup Period End Date” means the last Contract Date Anniversary on which the Annual or Deferral Rollup Amount (whichever applies) is applied to the GMIB Benefit Base.

B.	PBA First Funding Date

“PBA First Funding Date” is the Transaction Date that amounts are first contributed or transferred to the PBA. Age eligibility rules applicable to allocations to the PBA on your PBA First Funding Date are shown in the Data Pages.

C.	Annual Withdrawal Amount

“Annual Withdrawal Amount” (“AWA”) for each Contract Year is equal to (i) the GMIB Benefit Base at the beginning of the Contract Year multiplied by (ii) the Annual Rollup Rate in effect for the first day of the Contract Year. There is an AWA beginning in the Contract Year in which your PBA First Funding Date occurs. If your PBA First Funding Date is a date other than either your Contract Date or a Contract Date Anniversary in a subsequent Contract Year, the AWA for that Contract Year will be prorated as described below. “GMIB Benefit Base” and “Annual Rollup Rate” are defined below.

Your AWA is calculated at the beginning of each Contract Year and on the Transaction Date of each Contribution or transfer into the PBA.

The prorated AWA in any Contract Year applicable to Contributions and transfers processed on a date other than the first day of the Contract Year is equal to the full AWA for the Contribution or transfer (that is, the amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year from the Transaction Date of your Contribution or transfer until the Contract Date Anniversary of the same Contract Year, and the denominator of which is the number of days in such Contract Year. The prorated AWA will be added to the AWA available in the Contract Year in which the Contribution or transfer was made, if any.

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D.	GMIB Benefit Base

Your GMIB Benefit Base is used to determine any lifetime GMIB Payments that may become payable if your PBAV falls to zero as described in Section II.E. or you exercise the GMIB as described in Section III of this Rider. Prior to receiving lifetime GMIB Payments under this Rider, your GMIB Benefit Base is used to determine your AWA described above. Your GMIB Benefit Base is also used to determine the cost of this Rider as described in Section V of this Rider. Your GMIB Benefit Base is funded as of the PBA First Funding Date. While this Rider is in effect, once amounts are allocated or transferred to the PBA, they may be transferred only among PBA Investment Options. Additional transfer rules are described in the Data Pages.

Your initial GMIB Benefit Base is equal to your initial Contribution or transfer, whichever comes first, to the PBA. Thereafter, your GMIB Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer to the PBA and your Benefit Base is adjusted for withdrawals as described below. The way we calculate your GMIB Benefit Base is more fully described below.

[The following text will appear when a Series CP Contract Owner elects GMIB]

[Any Credits and any applicable Earnings Bonus applied to your Annuity Account Value as provided under your Endorsement Applicable to Credits and Earnings Bonuses are not used for purposes of determining your Benefit Base. When you make a Contribution to the PBA, only the amount of the Contribution, excluding any Credits, is included in the determination of the Benefit Base. When you make a transfer from the IAV to the PBA Investment Options, the amount of any Credits and any applicable Earnings Bonus that had been applied to the IAV are considered transferred first and are not included in the determination of the Benefit Base. Transfers to the PBA Investment Options do not increase the Benefit Base until an amount equal to the total amount of all Credits (before any earnings thereon) and any applicable Earnings Bonus that were applied to the IAV have been transferred to the PBA Investment Options. However, Credits and Earnings Bonuses are included in your PBAV. Your PBAV can increase your GMIB Benefit Base as a result of a GMIB Benefit Base reset. Therefore, Credits and Earnings Bonuses can indirectly increase your GMIB Benefit Base.]

Your IAV is not used for purposes of determining your GMIB Benefit Base, including any reset, or your AWA defined above. If we discontinue transfers and Contributions to the PBA, you will not, thereafter, be able to fund or add to the GMIB Benefit Base.

D. 1.  Annual Rollup Rate

An “Annual Rollup Rate” is determined on your Contract Date. It applies for a fixed period of time regardless of whether you have allocated amounts to the PBA. After that initial fixed period which is shown in the Data Pages, the Annual Rollup Rate is declared [each Contract Year] and is tied to the Ten Year Treasuries Formula Rate specified in the Data Pages. The Annual Rollup Rate is used to calculate (i) your AWA and (ii) unless the Deferral Rate described below applies, your Annual Rollup Amount.

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D. 2.  Deferral Rollup Rate

A “Deferral Rollup Rate” is determined on your Contract Date. It applies for a fixed period of time regardless of whether you have allocated amounts to the PBA. The Deferral Rollup Rate is used to calculate your Deferral Rollup Amount. After that initial fixed period, which is shown in the Data Pages, the Deferral Rollup Rate is declared [each Contract Year] and is tied to the Ten Year Treasuries Formula Rate specified in the Data Pages. It will never be less than the rate resulting from the Ten Year Treasuries Formula Rate specified in the Data Pages and applies to your GMIB Benefit Base until a withdrawal is made from your PBA. Once a withdrawal is made from your PBA, the Deferral Rollup Rate no longer applies in the Contract Year that the withdrawal is made and all subsequent Contract Years. Once a withdrawal is made, the terms of Section II.D.1. apply. A Deferral Rollup Rate is not used to calculate your AWA. If you do not take any withdrawals from your PBA, the Deferral rollup ends subject to the Terms and Conditions described above in Section II.A.2. “Definitions Pertaining to GMIB Rollup Period.”

D. 3.   Annual Rollup Amount

Your Annual Rollup Amount is determined by your Annual Rollup Rate. While an Annual Rollup Rate applies for the life of your Rider and determines your AWA, crediting of the Annual Rollup Amount to your GMIB Benefit Base is limited to the “GMIB Rollup Period” described above in Section II.A.2.

The “Annual Rollup Amount” for purposes of adjusting the GMIB Benefit Base on a Contract Date Anniversary is equal to the GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year plus a prorated Annual Rollup Amount for any Contributions or transfers to the PBA during the Contract Year. In the Contract Year of your PBA First Funding Date, if your PBA First Funding Date is not either (i) your Contract Date or (ii) a subsequent Contract Date Anniversary, then your Annual Rollup Amount in the Contract Year of your PBA First Funding Date is a prorated Annual Rollup Amount which is determined based on the Transaction Date of your PBA First Funding Date and as described in the next paragraph.

The Annual Rollup Amount is calculated at the beginning of each Contract Year and on the Transaction Date of each Contribution or transfer into the PBA. The prorated Annual Rollup Amount applicable to the Contract Year of your PBA First Funding Date, and to Contributions and transfers made during any Contract Year is equal to the full Annual Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year from the Transaction Date of your Contribution or transfer until the Contract Date Anniversary of the same Contract Year, and the denominator of which is the number of days in such Contract Year.

The prorated Annual Rollup Amount in any Contract Year in which (i) the GMIB No Lapse Guarantee is triggered as described in Section II.E. below, or (ii) GMIB is exercised as described in Section III.C. below is calculated as follows:

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a)

GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Annual Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Contract Year from the first day of the Contract Year until the No Lapse Guarantee Transaction Date, or the GMIB Exercise Date, whichever is applicable, and the denominator of which is the number of days in such Contract Year, plus

b)

The amount resulting from application of the Annual Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of days from the Transaction Date of your Contribution or transfer until the No Lapse Guarantee Transaction Date, or the GMIB Exercise Date, whichever is applicable and the denominator of which is the number of days in such Contract Year.

Effect of Withdrawals on your Annual Rollup Amount

Any withdrawal from the PBA, including a required minimum distribution taken through our Automatic RMD Withdrawal Service, if applicable, reduces the Annual Rollup Amount as of the Transaction Date of the withdrawal by the dollar amount of the withdrawal. Such withdrawal will not reduce your Annual Rollup Amount to less than zero. Any permissible Contribution or transfer after such withdrawal will provide an Annual Rollup Amount equivalent to that described in the third paragraph of this Section.

D. 4.	Deferral Rollup Amount

Subject to Section II.A.2. above, the crediting of the Deferral Rollup Amount to your GMIB Benefit Base is limited to the “GMIB Rollup Period.” The “Deferral Rollup Amount” for purposes of adjusting the GMIB Benefit Base on a Contract Date Anniversary is equal to the GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the Contract Year plus a prorated Deferral Rollup Amount for any Contributions or transfers to the PBA during the Contract Year. When the Deferral Rollup Rate is in effect, the Deferral Rollup Amount is calculated at the beginning of each Contract Year and on the Transaction Date of each Contribution or transfer into the PBA. In the Contract Year of your PBA First Funding Date, if your PBA First Funding Date is not either (i) your Contract Date or (ii) a subsequent Contract Date Anniversary, then your Deferral Rollup Amount in the Contract Year of your PBA First Funding Date is a prorated Deferral Rollup Amount which is determined based on the Transaction Date of your PBA First Funding Date and as described in the next paragraph.

The prorated Deferral Rollup Amount is equal to the full Deferral Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year from the Transaction Date of your Contribution or transfer until the Contract Date Anniversary of the same Contract Year and the denominator of which is the number of days in such Contract Year.

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The prorated Deferral Rollup Amount in any Contract Year in which (i) the GMIB No Lapse Guarantee is triggered as described in Section II.E. below, or (ii) GMIB is exercised as described in Section III.C. below, is calculated as follows:

a)

GMIB Benefit Base on the preceding Contract Date Anniversary multiplied by the Deferral Rollup Rate in effect for the first day of the Contract Year multiplied by a fraction, the numerator of which is the number of days elapsed in the Contract Year from the first day of the Contract Year until the No Lapse Guarantee Transaction Date, or the GMIB Exercise Date, whichever is applicable, and the denominator of which is the number of days in such Contract Year, plus

b)

The amount resulting from application of the Deferral Rollup Rate for the first day of the Contract Year to the amount of your Contribution or transfer multiplied by a fraction, the numerator of which is the number of days from the Transaction Date of your Contribution or transfer until the No Lapse Guarantee Transaction Date, or the GMIB Exercise Date, whichever is applicable and the denominator of which is the number of days in such Contract Year.

D. 5.	Annual Adjustment of the GMIB Benefit Base with the Annual Rollup Amount

Your Annual Rollup Amount is determined as described above in Section II.D.3. and your AWA is determined as described above in Section II.C.

Beginning in the Contract Year that you first take a withdrawal from your PBA, your GMIB Benefit Base is adjusted on each Contract Date Anniversary subsequent to such withdrawal to equal:

(i)	the GMIB Benefit Base at the beginning of the Contract Year, plus

(ii)	Contributions and transfers to the PBA during the Contract Year, minus

(iii)	any adjustment for an Excess Withdrawal during the Contract Year from the PBA as described in Section II.D.7. below, plus

(iv)	any remaining Annual Rollup Amount (described in Section II.D.3.) not yet withdrawn (in the Contract Year through the GMIB Rollup Period End Date).

If you have never taken a withdrawal from your PBA, then the provisions of Section II.D.6. apply instead of this Section II.D.5.

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D. 6.  Annual Adjustment of the GMIB Benefit Base with the Deferral Rollup Amount

Prior to taking a withdrawal under your Contract from the PBA, instead of the adjustment described above, your GMIB Benefit Base is adjusted on each Contract Date Anniversary to equal:

(i)	the GMIB Benefit Base at the beginning of the Contract Year, plus

(ii)	Contributions and transfers to the PBA during the Contract Year, plus

(iii)	the Deferral Rollup Amount for the Contract Date Anniversary through the GMIB Rollup Period End Date.

Once a withdrawal is made from the PBA under your Contract, no Deferral Rollup Amount adjustment is made to your GMIB Benefit Base in the Contract Year of the withdrawal and all subsequent Contract Years. In those Contract Years, any adjustment to your GMIB Benefit Base will be made according to the provision in D.5. above.

D. 7.   Adjustment of the GMIB Benefit Base for Withdrawals and Excess Withdrawals

Beginning in the Contract Year of your PBA First Funding Date, withdrawals up to the AWA, including any applicable prorated AWA, do not reduce the GMIB Benefit Base. Instead, such withdrawals reduce the Annual Rollup Amount to be added to the GMIB Benefit Base on the Contract Date Anniversary by the dollar amount of the withdrawal, as described above.

RMD Withdrawals (Applicable to Traditional IRA or SEP IRA Contracts):

RMD Withdrawals made under our Automatic RMD Withdrawal Service from the PBAV will not reduce your GMIB Benefit Base. Any withdrawal greater than the AWA, that is not taken through our Automatic RMD Withdrawal Service, will be treated as an Excess Withdrawal.

RMDs will be withdrawn first from your IA Investment Options, then from the Special [Money Market] Dollar Cost Averaging Account and then pro-rata from the PBA Investment Options, if there are insufficient amounts in the IA Investment Options and Special [Money Market] Dollar Cost Averaging Account to satisfy the required minimum distribution.

If you do not elect our Automatic RMD Withdrawal Service and if your value in the IA Investment Option, Account for Special [Money Market] Dollar Cost Averaging and AWA is insufficient to satisfy the RMD amount, any additional withdrawal taken in the same Contract Year from your PBA will be treated as an Excess Withdrawal if greater than the AWA.

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“Excess Withdrawal” means the amount of any withdrawal or portion of any withdrawal taken from the PBA in a Contract Year that together with all other withdrawals from the PBA exceeds the AWA for that Contract Year. However, an RMD Withdrawal, if applicable, is not an Excess Withdrawal when the withdrawal is made under our Automatic RMD Withdrawal Service as described above. An Excess Withdrawal may reduce future benefits by more than the dollar amount of the excess withdrawal(s). “Future benefits” means AWA withdrawals and lifetime GMIB Payments. You may contact your financial professional or the Processing Office to determine if, as of that date, a contemplated withdrawal amount would cause an Excess Withdrawal.

Except as provided above in this Section, a withdrawal from the PBA reduces the GMIB Benefit Base on a pro rata basis. A pro-rata reduction is determined as follows: 1) Divide the amount of your withdrawal that exceeds your AWA by your PBAV immediately preceding the withdrawal; 2) Multiply the fraction calculated in (1) by the amount of your GMIB Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

D. 8. Annual Reset of the GMIB Benefit Base

On the first Contract Date Anniversary that follows your PBA First Funding Date and each Contract Date Anniversary thereafter until the Contract Date Anniversary following your [95th] birthday, you may reset your GMIB Benefit Base to equal the PBAV on that Contract Date Anniversary, if the PBAV is greater than the GMIB Benefit Base. You have [30] days following each eligible Contract Date Anniversary to reset your GMIB Benefit Base. The Annual or Deferral (whichever applies) rollup continues on your reset GMIB Benefit Base until the GMIB Rollup Period End Date.

E.	GMIB No Lapse Guarantee

If your PBAV falls to zero before the Contract Date Anniversary following your [95th] birthday while this Contract is in force, then your GMIB will be exercised automatically on the transaction date that the PBAV falls to zero (“No Lapse Guarantee Transaction Date”). The annual lifetime income that will be provided under GMIB will be based on your then current age and the GMIB Benefit Base on the No Lapse Guarantee Transaction Date, notwithstanding any waiting period described in Sections II.D.8, III, and the Rider Specifications section. The GMIB Benefit Base is applied to the GMIB Payout Factor or the GMIB Payout Factor Floor, whichever is applicable. For a Contract with Joint Owners for a single life annuity (or, in the case of a Non-Natural Owner with a Joint Annuitant), the current age will be based on the current age of the older Owner (or, in the case of a Non-Natural Owner, the older Annuitant). If you elect a joint life annuity, the payout is based on the younger Owner’s age (or, in the case of a Non-Natural Owner, the younger Joint Annuitant). Annual lifetime GMIB Payments will begin one year after the No Lapse Guarantee Transaction Date and will be based on either a single life annuity or joint life annuity, if elected. You must notify us in writing, within [30] days from issuance of the supplementary contract, if you wish to change the frequency of payments.

However, any Excess Withdrawal that reduces the PBAV to zero will cause both the GMIB No Lapse Guarantee and GMIB Rider to terminate, even if this occurs in the Contract Year of the Protected Benefit Account First Funding Date.

Any Death Benefit under the Contract is terminated as of the No Lapse Guarantee Transaction Date.

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Applicable to Qualified Plan Contracts: The annual lifetime GMIB Payments will be made to the plan.

III.	GMIB Exercise

A.

On the Transaction Date on which you exercise GMIB, the annual lifetime income that will be provided under the fixed payout option selected will be the greater of (i) the GMIB, and (ii) the amount of income that would be provided by application of the PBAV as of the Transaction Date to our annuity rates described in the Amount of Annuity Benefits Section of your Contract for the same payout option. In determining the GMIB, the GMIB Benefit Base, as defined above, is applied to the GMIB Payout Factor or the GMIB Payout Factor Floor, whichever is applicable.

Upon GMIB exercise, you may elect either our Single or Joint Life Annuity payout option.

GMIB Exercise is based on the age of the Owner. When a supplementary contract is issued, the Owner becomes the Annuitant upon GMIB Exercise and we will annuitize the Contract based on the Owner’s age.

a.	Applicable to Contracts with Non-Natural Owners: The GMIB Exercise conditions and payments are based on the age of the Annuitant.

b.

Applicable to Contracts with Joint Owners (or Joint Annuitants for a Non-Natural Owned Contract): For a single life annuity, the GMIB Exercise conditions and payments are based on the age of the older Owner (or, in the case of a Non-Natural Owner, the older Annuitant). If you elect a joint life annuity, the GMIB Exercise conditions and payments are based on the younger Owner’s age (or, in the case of a Non-Natural Owner, the younger Joint Annuitant).

Other annuity payout options may be available at the time of GMIB Exercise.

B.	Conditions of GMIB Exercise

You may choose to begin lifetime GMIB Payments by exercising the GMIB after the required waiting period as described in the Rider Specifications section. If you reset your GMIB Benefit Base as described in Section II.D.8, your waiting period to exercise the GMIB will be extended as described in that section.

A Contract issued with a Qualified Plan endorsement must convert to a traditional IRA Contract in an eligible rollover transaction to exercise the GMIB unless GMIB is automatically exercised as described in the “GMIB No Lapse Guarantee.”

Prior to the Contract Date Anniversary following your [95th] birthday, or your Maturity Date, if earlier, your GMIB Benefit Base is reduced by any remaining Withdrawal Charges on the date you exercise GMIB except in the case of GMIB No Lapse Guarantee described in Section II.E. of this Rider.

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C.	GMIB Exercise Option Upon Rider Charge Increase

If the Cost of this Rider increases as described in Part V of this Rider, and you do not elect to drop this Rider, you may exercise GMIB without regard to the waiting periods described above. The [30] day period during which you may exercise GMIB upon such a charge increase varies by Contract Year as follows:

If a Rider Charge Increase Notification Date (described in Section V) occurs during:	Then, you may exercise GMIB during the following period:
Contract Year [1 or 2]	[30] days following the [second] Contract Date Anniversary.

Contract Year [3] and later

the “Rider Drop Period” described in Section V of this Rider.

(This right to exercise GMIB upon a rider charge increase applies to your Contract in addition to the “regular” GMIB Exercise Provision described in Part III of this Rider.)

Upon expiration of the exercise periods described in the table above, the exercise waiting periods described in Section III.B., “Conditions of GMIB Exercise,” will resume.

When the life annuity [period certain] supplementary contract is issued, the Owner of record under this Contract on the GMIB Exercise Date will be the Owner under the supplementary life annuity contract. The Owner will also become the Annuitant under the supplementary life annuity contract. Any Joint Owner, as applicable under this Contract will become the Joint Annuitant under the supplementary contract. If this Contract is owned by a Non-Natural Owner, the Annuitant and Joint Annuitant, if applicable, remains the same under the supplementary life annuity contract. Lifetime GMIB Payments will begin one year from the date that GMIB is exercised. Lifetime GMIB Payments do not affect your Investment Account.

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IV.	GMIB at the Maturity Date

Your Maturity Date is the Contract Date Anniversary following your attainment of Age [95].

At the Maturity Date, for amounts under your Contract allocated to your PBA Investment Options, you may elect to receive GMIB Payments as described in the first and second paragraph of Section III. You may instead elect to receive your PBAV in a lump sum distribution or in the form of an Annuity Benefit under Part VII of the Contract. If you so elect, then your Contract, including this GMIB Rider, will terminate.

Unless we agree otherwise, if you do not make an election for your PBAV at the Maturity Date, we will apply your PBAV to either (i) or (ii) described below, whichever provides a greater payment:

(i)	a supplementary contract for a life annuity, or

(ii)	a supplementary contract under which we make annual payments in the amount resulting from the application of GMIB Payout factor shown at the end of this Rider to the GMIB Benefit Base.

Unless we agree otherwise, at the Maturity Date, for amounts under your Contract allocated to your Investment Account you may elect (i) to apply such amounts to an Annuity Benefit in any form we are then offering as described in Part VII of the Contract; or (ii) to receive a lump sum distribution of the IAV. If you do not make an election for your IAV at the Maturity Date, we will apply such amounts as described in Part VII of the Contract.

Special Rules Applicable under Joint Owner and Non-Natural Owner Contracts

For Contracts with Non-Natural Owners, lifetime income is guaranteed for the life of the Annuitant. A GMIB that would be based on the Contract Date Anniversary following the Owner’s [95th] birthday will be based on the Contract Date Anniversary following the Annuitant’s [95th] birthday. Reference to Owner in this Rider would apply to the Annuitant for purposes of determing GMIB payments. Also, any reset provision which is limited to the Contract Date Anniversary following the Owner’s [95th] birthday will be limited to the Contract Date Anniversary following the Annuitant’s [95th] birthday.

For Contracts with Joint Owners, lifetime income is guaranteed for the life of the older Joint Owner. A GMIB that is based on the Contract Date Anniversary following the Owner’s [95th] birthday will be based on the Contract Date Anniversary following the [95th] birthday of the older Joint Owner. Reference to Owner in this Rider would apply to the older Joint Owner for purposes of determining GMIB payments. Also, any reset provision which is limited to the Contract Date Anniversary following the Owner’s [95th] birthday will be limited to the Contract Date Anniversary following the [95th] birthday of the older Joint Owner.

For Contracts with Non-Natural Owners, lifetime income is guaranteed for the life of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMIB will be based on the Contract Date Anniversary following the older Joint Annuitant’s [95th] birthday. Reference to Owner in this Rider would apply to the older Joint Annuitant for purposes of determining GMIB Payments. Also, any reset to your GMIB Benefit Base will be limited to the Contract Date Anniversary following the [95th] birthday of the older Joint Annuitant.

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V.	The Cost of this Rider

The current charge for this Rider is [1.25%] of the GMIB Benefit Base on your Contract Date Anniversary. The maximum charge for this Rider is shown in the Rider Specifications section. Any change in the charge will be within the range of the current and maximum charge for this Rider.

We may increase or decrease the charge for this benefit at any time after completion of [two] Contract Years. We will provide you a minimum of [60] days advance notice of any revised Rider charge.

The “Rider Charge Change Notification Date” is the date of the notice which we send to you informing you of a revised charge. If we revise the charge for this Rider, you may elect to terminate the Rider by submitting a written request to our Processing Office no later than [30] days after the Rider Charge Change Notification Date. This period is referred to as the [30] Day “Rider Drop Period.”

The “Rider Charge Change Effective Date” is the date on which the new Rider Charge becomes effective on your Contract and is at least [30] days following the Rider Charge Change Notification Date. The changed charge will be assessed beginning on the Contract Date Anniversary that falls on or after the Rider Charge Change Effective Date unless a prorated charge was applied earlier in the Contract Year. However, if the Rider Charge Change Notification Date falls in the first [two] Contract Years, the Rider Charge Change Effective Date is the Business Day that is the later of (i) the first day of the [third] Contract Year or (ii) at least [30] days following the Rider Charge Change Notification Date. The new charge will be deducted beginning on your [third] Contract Date Anniversary, unless a prorated charge was applied earlier in the Contract Year.

Unless you have terminated this Rider, we will determine and deduct the above charge annually from your PBA on each Contract Date Anniversary for which the Rider is in effect. We will deduct the above charge on the transaction date for the portion of any Contract Year in which this Rider is terminated pursuant to Section VI of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section 5.02 of the Contract. If the Rider charge changes and this Rider terminates within [30] days of such change, the current Rider charge will apply, otherwise, the new Rider charge will apply.

The above charges will be deducted from the PBA Investment Options on a pro-rata basis. If there is insufficient value or no value in the PBA Investment Options, any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the portion of the Account for Special [Money Market] Dollar Cost Averaging designated for the PBA Investment Options.

On the No Lapse Guarantee Transaction Date described in Section II.E, the charge for this benefit terminates.

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VI.	Termination of This Rider

This Rider may be terminated on either an automatic or voluntary basis. Automatic Terminations are described in the following paragraphs. Voluntary Terminations are described in the “Endorsement Applicable to the Termination of an Optional Guaranteed Minimum Income Benefit and/or the Termination of an Optional Guaranteed Death Benefit Rider(s).”

Automatic Termination of this Rider:

This Rider will automatically terminate if:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable, or

(ii)	any Excess Withdrawal that reduces your PBAV to zero, even in the Contract Year in which the PBA First Funding Date occurs, or

(iii)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including exercise of GMIB or any benefit available on the Maturity Date, or

(iv)

except as provided below, you change the Owner of the Contract, or for Joint Owner Contracts, (i) the older Joint Owner is changed or (ii) the younger Joint Owner is changed and the new Joint Owner does not meet the age eligibility requirements for this Rider, or

(v)	you make an assignment of this Contract or any of the rights under this Contract, or

(vi)	termination is required by an endorsement to your Contract, or

(vii)	the Contract terminates, or

(viii)	Spousal Continuation is elected and the surviving spouse is not eligible, based on age, to make contributions or transfers into the PBA, and the PBAs has no value, or

(ix)	Successor Owner Annuitant is elected and the surviving spouse does not meet the age eligibility requirements for this Rider or the PBA has no value.

When you terminate this Rider as described in items (iv) and (v) of the preceding paragraph, and you have also terminated your GMDB, you must then either 1) withdraw your entire PBAV, or 2) transfer your entire PBAV to the IA Investment Options. Once you have terminated this Rider and your GMDB rider, amounts may no longer be allocated to the PBA Investment Options.

In accordance with items (iv) and (v) above, this Rider will not terminate if any of the following occurs:

(1)

a Contract is owned by a Non-natural Owner, and the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

(2)

a Contract is owned by an individual, and the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. Family member means members of the immediate family and other relatives. Immediate family means spouse, domestic partner, civil union partner, parent, child, adopted child, stepchild, brother and sister. Other relatives means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

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(3)

You divorce, and a) in accordance with your divorce decree, your former spouse is awarded 100% of the Annuity Account Value under your Contract, and b) your former spouse meets the age requirements for this Rider on the date the Owner/Annuitant under this Contract is changed from you to your former spouse. [(See Endorsement Applicable to Contract Continuation.)]

Effect of Termination of this Rider on your Death Benefit

The effect of termination of this Rider on your Death Benefit is described in the “Endorsement Applicable to Termination of an Optional Guaranteed Minimum Income Benefit and or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s).”

Upon the termination of this Rider, the charge for the Benefit, as shown in Section V of this Rider, ends.

VII.	Reports and Notices

At least once each year until the Maturity Date, we will send you a report showing: the GMIB Benefit Base and the related AWA described in Section II.C. of this Rider.

A report as described above or any written notice as described in any other Section will be satisfied by our mailing any such report or notice to your last known address as shown in our records.

Notices sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

VIII.	Endorsement(s) Applicable to this GMIB Rider

Amounts allocated to your Contract when this Rider is elected are subject to the terms and conditions of the “Endorsement Applicable to the Termination of an Optional Guaranteed Minimum Income Benefit and/or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s)[,” and the “Endorsement Applicable to Contract Continuation”] as described therein.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González,
Chief Executive Officer]	Chief Legal Officer and Secretary]

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RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in your Data Pages.

Annual Rider Charge:

•	Current: [1.25%]. See additional details in the Rider Charge section above.

•	Maximum: [2.50%]. See additional details in the Rider Charge section above.

•	Disclosure: The GMIB Rider Charge is not guaranteed and can be changed by us as described above in Section V, subject to the maximum annual Rider Charge shown above.

Annual Rollup Rate: Described in your Data Pages.

Deferral Rollup Rate: Described in your Data Pages.

Limits on Contributions: Described in your Data Pages.

Waiting Period: The waiting period, as described in Section III.B., begins on the Contract Date Anniversary on or immediately preceding your PBA First Funding Date. After this waiting period, you may exercise the GMIB within [30] days following the applicable Contract Date Anniversary, based on your age as of the beginning of the waiting period, as follows:

[Applicable for Owner whose age is [50] through [80] on the Contract Date Anniversary on or immediately preceding the PBA First Funding Date: The GMIB may be exercised only within [30] days following each Contract Date Anniversary beginning with the [10th] or later Contract Date Anniversary following your PBA First Funding Date. However, GMIB may not be exercised later than the Contract Date Anniversary following your [95th] birthday.]

When you reset your GMIB Benefit Base, as described in Section II.D.8., the reset will result in a new waiting period to exercise the GMIB of up to the later of [10] years or the original exercise date. [If you reset your GMIB Benefit Base on or after age [86], notwithstanding anything to the contrary, you may elect a GMIB Exercise Option described in Part III of this GMIB Rider upon your Contract Date Anniversary following your [95th] birthday.]

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GMIB Payout Factor Floors:

•	Single Life:

[For GMIB exercise ages [50-69], the GMIB Payout Factor Floor does not apply.]

[For GMIB exercise ages [70-85], a GMIB Payout Factor Floor of [5.0%] applies.]

[For GMIB exercise ages [86-95], the GMIB Payout Factor Floor does not apply.]

•	Joint Life:

[For GMIB exercise ages [50-69], the GMIB Payout Factor Floor does not apply.]

[For GMIB exercise ages [70-85], a GMIB Payout Factor Floor of [4.0%] applies.]

[For GMIB exercise ages [86-95], the GMIB Payout Factor Floor does not apply.]

GMIB Payout Factors:

Single Life (%)				Joint Life (based on younger life) (%)
Age		Age		Age		Age
[50	2.400	73	3.610	50	1.920	73	2.888
51	2.435	74	3.700	51	1.948	74	2.960
52	2.470	75	3.790	52	1.976	75	3.032
53	2.505	76	3.885	53	2.004	76	3.108
54	2.540	77	3.985	54	2.032	77	3.188
55	2.580	78	4.090	55	2.064	78	3.272
56	2.620	79	4.200	56	2.096	79	3.360
57	2.660	80	4.315	57	2.128	80	3.452
58	2.700	81	4.440	58	2.160	81	3.552
59	2.750	82	4.570	59	2.200	82	3.656
60	2.790	83	4.705	60	2.232	83	3.764
61	2.840	84	4.845	61	2.272	84	3.876
62	2.890	85	5.000	62	2.312	85	4.000
63	2.940	86	5.155	63	2.352	86	4.124
64	3.000	87	5.320	64	2.400	87	4.256
65	3.050	88	5.490	65	2.440	88	4.392
66	3.110	89	5.675	66	2.488	89	4.540
67	3.175	90	5.860	67	2.540	90	4.688
68	3.235	91	6.055	68	2.588	91	4.844
69	3.305	92	6.260	69	2.644	92	5.008
70	3.375	93	6.475	70	2.700	93	5.180
71	3.450	94	6.695	71	2.760	94	5.356
72	3.530	95	6.925	72	2.824	95	5.540]

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